Exhibit 15(a)




Sears Roebuck Acceptance Corp.
Greenville, Delaware


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears Roebuck Acceptance Corp. for the periods ended March 29, 1997 and March 30, 1996, as indicated in our report dated April 10, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 29, 1997, is incorporated by reference in this Registration Statement on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/Deloitte & Touche
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 7, 1997